Exhibit 4.103

Equity Pledge Agreement

The Equity Pledge Agreement (hereinafter referred to as the "Agreement") was signed on June 23, 2014 in Beijing, the People's Republic of China (hereinafter referred to as "China") by and between:

Pledgee: Beijing Xinsi Yijia Technology Co., Ltd.

Registered address: No.409, Block A, Jingmeng High-tech Building, No.5 Shangdi East Road, Haidian District, Beijing

Legal representative: Yue Qian

Pledgor: Hu Yongxin

Number of China's ID card: 430302196912161015

Address: No.702, Unit 3, No.1 building, No.222 Yard, Taipingqiao, Fengtai District, Beijing

Whereas:

1.	The Pledgee is a limited liability company established and validly existing under the laws of China. The Pledgor Hu Yongxin is a Chinese citizen and a shareholder of Beijing Dingyuan Technology Co., Ltd. (hereinafter referred to as "Dingyuan Company"). The registered capital of Dingyuan Company is RMB10 million, 33% of which, namely RMB3.3 million, are contributed by the Pledgor.

2.	The Pledgee and the Pledgor have entered into the Loan Agreement and the Power of Attorney; the Pledgee, the Pledgor and Dingyuan Company have concluded the Equity Transfer Options Agreement .

3.	In order to guarantee the performance of the Loan Agreement, the Power of Attorney, Equity Transfer Options Agreement and other agreements accepted by the Pledgee and the Pledgor (hereinafter referred to as the "Agreements"), the Pledgor pledges all the equities in Dingyuan Company held thereby as the guarantee for the Agreements.

Therefore, the Pledgor and the Pledgee hereby conclude the Agreement as follows in line with the principle of equality and mutual benefits and through friendly negotiations:

1.	Definitions

Unless otherwise stipulated in the Agreement, the following words and expressions are defined below:

1.1	Pledge right: refers to all the contents listed in Clause 2 hereof.

1.2	Equities: refer to all the 33% of equities of Dingyuan Company legally held by the Pledgor and all the present and future rights and interests enjoyed on the basis of such equities.

1.3	Pledge period: refers to the period specified in Clause 3.1 hereof.

1.4	Event of default: refers to any of the circumstances listed in Clause 7 hereof.

1.5	Default notice: refers to the notice sent by the Pledgee hereunder for stating the event of default.

2.	Pledge Right

2.1	The Pledgor pledges all the equities held thereby in Dingyuan Company to the Pledgee as the guarantee for the Pledgee's rights and interests under the Agreements above mentioned. The equity pledge hereunder covers all the expenses (including legal fees) and expenditures that shall be paid by Dingyuan Company and/or the Pledgor to the Pledgee under the Agreements, losses, interest, liquidated damages, compensation and expenses arising from exercising claims that shall be undertaken, and liability that shall be borne by Dingyuan Company and the Pledgor to the Pledgee in case of invalidity of the Agreements in whole or in part due to any reason.

2.2	The pledge right refers to the priority right enjoyed by the Pledgee to obtain compensation paid with the proceeds from discounting, auctioning or selling the equities pledged by the Pledgor to the Pledgee.

2.3	Unless otherwise expressly agreed in writing by the Pledgee after the Agreement takes effect, the pledge under the Agreement can be removed only if Dingyuan Company and the Pledgor have properly fulfilled all their obligations and responsibilities under the Agreements and the Pledgee issues the written approval. If Dingyuan Company or the Pledgor still does not fully perform its/his obligations or responsibilities under the Agreements in whole or in part upon expiration of the period as stipulated in the Agreements, the Pledgee still enjoys the pledge right stipulated in the Agreement until the relevant obligations and responsibilities above are fully performed in a manner reasonably acceptable to the Pledgee.

3.	Pledge Period

3.1	Pledge period

3.1.1	The equity pledge hereunder shall come into force as of the date when it is recorded in the register of members of Dingyuan Company and registered at the administration for industry and commerce concerned (if necessary), and the validity period of pledge shall be the same as the longest validity period of the Agreements (including those after the extension).

3.1.2	In the validity period of pledge, if the Pledgor and/or Dingyuan Company fail(s) to perform the obligations under the Agreements, the Pledgee is entitled to exercise the pledge right in accordance with the Agreement after issuing a reasonable notice.

3.1.3	In the period of equity pledge, if the Pledgor subscribes for the additional registered capital of Dingyuan Company or accepts the transferred equities of Dingyuan Company held by other pledgors ("additional equities"), the additional equities will automatically become the pledged equities hereunder, and the Pledgor shall complete the formalities necessary for the pledge of the additional equities with the Pledgee within ten working days upon acquisition of the additional equities. In case of failure to complete the relevant formalities in accordance with the foregoing provisions, which is attributed to the Pledgor, the Pledgee has the right to exercise the pledge right immediately in accordance with the Agreement.

4.	Collection of Dividends

The Pledgee is entitled to collect the dividends generated from the equities in the pledge period.

5.	Representations and Warranties of the Pledgor

5.1	The Pledgor is the legal owner of the equities and is entitled to provide the Pledgee with pledge guarantee by virtue of such equities.

5.2	Unless otherwise stipulated in the Agreement, at any time when the Pledgee exercises its rights in accordance with the Agreement, there shall be no intervention from any other party.

5.3	Except as otherwise provided in the Agreement, the Pledgee has the right to dispose of and transfer the pledge right in the manner stipulated by the laws and regulations and the Agreement.

5.4	Except for the Pledgee, the Pledgor does not set up any other encumbrance or the third party's guarantee rights and interests in any form (including but not limited to the pledge right) on the equities.

5.5	There is no any ongoing or future civil, administrative or criminal proceeding, administrative punishment or arbitration related to the equities. There is no any tax or fee that should have been paid, or legal procedure or formality that should have been completed, related to the equities.

6.	Commitments of the Pledgor

6.1	In the validity period of the Agreement, the Pledgor makes the following commitments to the Pledgee:

6.1.1	Without the prior written consent of the Pledgee, the Pledgor will not transfer the equities to any third party, or set up or permit the existence of any pledge and other encumbrances or the third party's guarantee rights and interests in any form that may affect the rights and interests of the Pledgee;

6.1.2	The Pledgor will observe and implement all the laws and regulations on right pledge, and within five days upon receipt of notices, instructions or advices issued or formulated by the relevant competent authorities with respect to the pledge right, show the Pledgee and abide by the above notices, instructions or advices, or put forward a dissenting opinion or statement in accordance with the reasonable requirements of the Pledgee or upon consent of the Pledgee;

6.1.3	The Pledgor will timely notify the Pledgee of any event or notice received that may affect the equities of the Pledgor or rights of any part thereof, or may change any warranty or obligation of the Pledgor hereunder, or may affect the Pledgor's performance of obligations under the Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

6.2	The Pledgor agrees that the Pledgee's right to exercise the pledge right obtained in accordance with the Agreement shall not be interrupted or hindered by the Pledgor or the successor or agent thereof through legal procedures.

6.3	The Pledgor makes warranties to the Pledgee that in order to protect or improve the guarantee of the Agreement for the obligations of the Pledgor and/or Dingyuan Company under the Agreements, the Pledgor will honestly sign and cause other parties with the interested relationship with the pledge right to sign all the right certificates and contracts required by the Pledgee, and/or fulfill and cause other interested parties to fulfill the acts required by the Pledgee, and provide convenience for the exercise of the rights and authorization granted to the Pledgee under the Agreement, sign all the change documents on the equity certificate with the Pledgee or the person (natural person/legal person) designated thereby, and offer to the Pledgee all the notices, orders and decisions on the pledge right that are necessary in the opinion of the Pledgee within a reasonable period.

6.4	The Pledgor makes warranties to the Pledgee that for the benefit of the Pledgee, the Pledgor will abide by and perform all the warranties, commitments, agreements, representations and conditions. If the Pledgor fails to perform or does not fully perform the warranties, commitments, agreements, representations and conditions thereof, the Pledgor shall compensate the Pledgee for any and all losses arising therefrom.

7.	Event of Default

7.1	The following events will be regarded as default:

7.1.1	Dingyuan Company or its successor or transferee, and/or the Pledgor or the successor or transferee thereof fail(s) to perform the obligations under the Agreements;

7.1.2	Any representation or warranty made by the Pledgor in Clause 5 hereof is substantially misleading or wrong, and/or the Pledgor violates any representation or warranty set forth in Clause 5 hereof;

7.1.3	The Pledgor violates any commitment set out in Clause 6 hereof;

7.1.4	The Pledgor violates any provision hereof;

7.1.5	Except as agreed upon in Clause 6.1.1 hereof, the Pledgor abandons the pledged equities or arbitrarily transfers the pledged equities without the written consent of the Pledgee;

7.1.6	Any borrowing, guarantee, compensation, commitment or any other debt repayment liability borne by the Pledgor (1) is required to be repaid or performed in advance due to any default; or (2) is expired but cannot be repaid or performed as scheduled, making the Pledgee think that the ability of the Pledgor to perform the obligations under the Agreement has been affected;

7.1.7	The Pledgor cannot repay general debts or other debts;

7.1.8	The promulgation of the relevant laws makes the Agreement illegal or the Pledgor cannot continue to perform the obligations under the Agreement;

7.1.9	If all the consents, licenses, approvals or authorizations of government departments necessary for the implementation, legitimacy or effectiveness of the Agreement have been withdrawn or suspended, or are void or substantially changed;

7.1.10	The property owned by the Pledgor suffers from adverse changes, making the Pledgee think that the ability of the Pledgor to perform the obligations under the Agreement has been affected;

7.1.11	Other circumstances under which the Pledgee is unable to dispose of the pledge right in accordance with the relevant laws occur.

7.2	If the Pledgor knows or finds any event set forth in Clause 7.1, or any event that may lead to any of the above events has occurred, the Pledgor shall immediately notify the Pledgee in writing.

7.3	Unless any event of default listed in Clause 7.1 is solved successfully to the satisfaction of the Pledgee, the Pledgee may, when or at any time after the event of default of the Pledgor occurs, send a written default notice to the Pledgor, requiring the Pledgor to immediately pay the arrears and other payables under the Agreements, or timely fulfill and/or urge Dingyuan Company to fulfill the Agreements; if the Pledgor or Dingyuan Company fails to correct the default thereof or take necessary remedy actions in a timely manner within ten days as of the date when the default notice is sent, the Pledgee is entitled to exercise the pledge right in accordance with Clause 8 hereof.

8.	Exercise of the Pledge Right

8.1	Without the written consent of the Pledgee, the Pledgor may not transfer the equities before the expenses and obligations under the Agreements are performed completely.

8.2	When exercising the pledge right, the Pledgee shall send a default notice to the Pledgor.

8.3	Subject to Clause 7.3, the Pledgee may exercise the right to dispose of the pledge right when or at any time after issuing a default notice in accordance with Clause 7.3.

8.4	The Pledgee has the priority to obtain compensation paid with the proceeds from discounting, auctioning or selling the equities hereunder in whole or in part in accordance with the legal procedures, until the Agreements are performed completely (including but not limited to the compensation for all the arrears and other payables under the Agreements)

8.5	When the Pledgee disposes of the pledge right in accordance with the Agreement, the Pledgor shall not set up any barrier, and shall give necessary assistance so that the Pledgee can exercise its pledge right.

9.	Transfer

9.1	Unless with the prior consent of the Pledgee, the Pledgor is not entitled to grant or transfer any of the rights and/or obligations thereof hereunder.

9.2	The Agreement is binding upon the Pledgor and the successor thereof, and is valid for the Pledgee and each successor and transferee thereof.

9.3	The Pledgee may, at any time, transfer all or any of the rights and obligations thereof under the Agreements to the person (natural person/legal person) designated thereby; in this case, the transferee shall enjoy and assume the rights and obligations the Pledgee enjoys and assumes hereunder as if the transferee serves as one party hereto; when the Pledgee transfers the rights and obligations under the Agreements, the Pledgor shall sign the relevant agreements and/or documents on such transfer at the request of the Pledgee.

9.4	After the change of the Pledgee as a result of the transfer, the parties to the new pledge shall sign a new pledge agreement that stipulate the Pledgor's rights and obligations consistent with those set forth in the Agreement, unless with the consent of the Pledgee.

10.	Termination

The Pledgee may terminate the Agreement in writing, otherwise only after the Pledgor no longer assumes any obligation under the Agreements, the Agreement is terminated upon written confirmation by the Pledgee, and the Pledgee shall cancel or dissolve the Agreement within the shortest reasonable and feasible period.

11.	Handling Charges and Other Expenses

11.1	Any and all costs and actual expenses related to the Agreement, including but not limited to legal fees, production costs, stamp tax and any other taxes and fees, shall be borne by the Pledgor. If the laws provide that the Pledgee shall pay the relevant taxes and fees, the Pledgor shall fully compensate the Pledgee for the taxes and fees paid thereby.

11.2	If the Pledgor fails to pay any tax or fee payable in accordance with the Agreement, or is faced with the claim made by the Pledgee via any channel or in any way due to other reasons, the Pledgor shall bear any and all expenses (including but not limited to various taxes and fees, handling charges, management fees, litigation fees, lawyer's fees and insurance premiums related to the disposal of the pledge right) arising therefrom.

12.	Force Majeure

12.1	Where the performance of the Agreement is delayed or hindered due to any "event of force majeure", the party affected by the event of force majeure is not required to assume any liability hereunder with respect to the performance of the part delayed or hindered. The "event of force majeure" refers to any event that is beyond the reasonable control of one party and inevitable even though the affected party takes reasonable care, including but not limited to government act, force of nature, fire, explosion, geographical change, storm, flood, earthquake, tidal, lightning or war. However, lack of credit, funds or financing shall not be regarded as the matter beyond the reasonable control of one party. The party affected by an "event of force majeure" that seeks for the exemption from the responsibility of performance under the Agreement or any provision hereof shall notify the other party of such responsibility exemption and the steps necessary for finishing the performance as soon as possible.

12.2	The party affected by an event of force majeure is not required to assume any liability for that hereunder. However, only under the condition that the affected party makes reasonable and feasible efforts to perform the Agreement, the party seeking for responsibility exemption can be exempted from the responsibility of performance to the extent of the performance of the part delayed or hindered. Once the reason for such responsibility exemption is corrected or remedied, the parties agree to make best efforts to resume the performance under the Agreement.

13.	Dispute Resolution

13.1	The Agreement shall be governed by and interpreted according to the laws of China.

13.2	In the case of any dispute between the parties hereto with respect to the interpretation and performance of the provisions hereof, the parties shall settle such dispute through negotiations in good faith. If the negotiation fails, either party can submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration will be conducted in Beijing in Chinese. The arbitration award shall be final and binding upon the parties.

14.	Notice

14.1	All the notices to be sent by the parties for performing their rights and obligations under the Agreement shall be made in writing. If a notice is sent by personal delivery, the service date shall be subject to the time of actual service; if a notice is sent by telex or fax, the service date shall be subject to the time of sending; if the service date is not a business day or the service is after business hours, the next business day shall be the service date. The service place refers to the addresses of the parties first stated herein or the addresses notified in written form at any time later. The written form includes fax and telex.

15.	Miscellaneous

15.1	The Agreement and any modifications, supplements or changes of the Agreement shall be made in written form, and may not take effect until they are signed and sealed by the parties.

15.2	The Agreement is written in Chinese and made in duplicate.

15.3.	On the date of signing of the Agreement, Dingyuan Company shall handle the registration of changes with respect to the pledge.

15.4	The parties hereby confirm that the Agreement reached by the parties on the basis of equality and mutual benefits is fair and reasonable. If any provision hereof is invalid or unenforceable as it is inconsistent with the relevant laws, the provision is only invalid or unenforceable within the jurisdiction of the relevant laws and does not affect the legal effect of other provisions hereof.

15.5	The Pledgor makes a commitment that no matter how the ratio of equities the Pledgor holds in Dingyuan Company changes in the future, the Agreement is still legally binding upon the Pledgor, and applies to all the equities the Pledgor holds in Dingyuan Company at that time.

Pledgee: /s/ Beijing Xinsi Yijia Technology Co., Ltd.

Authorized representative: /s/Yue Qian

Pledgor: /s/ Hu Yongxin